Item No. 77M (Mergers) - Attachment

Eaton Vance National Municipals Fund
("National Fund") was the surviving Fund in a merger with Eaton Vance Florida Plus
Municipals Fund ("Florida Plus Fund"). In the merger, all of the assets of Florida Plus Fund were transferred to National Fund in exchange for the issuance of National Fund shares and the assumption of all of Florida Plus Fund's liabilities by the National Fund at a closing held on November 21, 2008. As a result of the merger, each shareholder of the Florida Plus
Fund received full and fractional National Fund shares equal in value at the close of regular trading on the New York Stock Exchange on the date of the closing to the value of such shareholder's shares of the Florida Plus Fund.
The merger was approved by the Trustees of each Fund on June 16, 2008 and by the Florida
Plus Fund shareholders on October 31, 2008.
The Plan of Reorganization and other documents relevant to the merger are incorporated by reference to the Form N-14 filings (and amendments thereto) filed by Eaton Vance
Municipals Trust on July 17, 2008 (Accession
No. 0000940394-08-001102), September 5,
2008 (Accession No. 0000940394-08-001227
and January 22, 2009 (Accession No.
0000940394-09-000022).

Eaton Vance National Municipals Fund
("National Fund") was the surviving Fund in a merger with Eaton Vance Hawaii Municipals
Fund ("HI Fund"), Eaton Vance Mississippi
Municipals Fund ("MS Fund") and Eaton Vance
West Virginia Municipals Fund ("WV Fund")
(collectively, the "State Funds"). In the merger, all of the assets of the State Funds were transferred to National Fund in exchange for the issuance of National Fund shares and the assumption of all of each State Fund's liabilities by the National Fund at a closing held on September 25, 2009. As a result of the merger, each shareholder of each State Fund received full and fractional National Fund shares equal in value at the close of regular trading on the New
York Stock Exchange on the date of the closing to the value of such shareholder's shares of the State Fund. The merger was approved by the Trustees of each Fund on April 27, 2009 and by the shareholders of each State Fund on September 25, 2009. The Plan of
Reorganization and other documents relevant to the merger are incorporated by reference to the Form N-14 filings (and amendments thereto) filed by Eaton Vance Municipals Trust on June
22, 2009 (Accession No. 0000940394-09-
000456) and August 12, 2009 (Accession No.
0000940394-09-000611).